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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-08459) of our report dated December 11, 1998 of our audit of the financial statements and financial highlights of Warburg, Pincus Global Post-Venture Capital Fund, Inc. which report is included in the Annual Report to Shareholders for the year ended October 31, 1998. We also consent to the reference to our Firm under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
February 19, 1999
2400 Eleven Penn Center
Philadelphia, Pennsylvania